EXHIBIT 99.1

For Release at 7:00 AM EDT on Friday, October 15, 2004

Gasco Energy Announces Pricing of $45 Million of 5.50% Convertible Senior Note Offering

DENVER—Oct 15, 2004—Gasco Energy, Inc. (OTCBB: GASE), an acquirer and exploiter of petroleum and natural gas properties in the United States, today announced that it has priced at par a private offering of $45 million aggregate principal amount of Convertible Senior Notes due 2011, which will carry an interest rate of 5.50%. The initial purchasers will also have a 30-day option to purchase up to an additional $20 million of such notes. The pricing reflects an increase from the previously announced principal amount of notes offered of $40 million, with a 30-day option to purchase up to an additional $10 million of notes. Closing of the offering is expected to occur on October 20, 2004, and is subject to satisfaction of customary closing conditions. Net proceeds from the private offering will be used to fund capital expenditures to develop oil and gas properties, working capital and general corporate purposes, which may include future acquisitions of interests in oil and gas properties.

The notes will be convertible into Gasco Energy common stock at a conversion rate of 250 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of $4.00 per share), which is subject to certain adjustments. The Company will have a call option, pursuant to which it may redeem the securities, in part or in whole, on or after October 10, 2009, at 100% of the principal amount if the closing price of the common stock exceeds 130% of the conversion price, in accordance with conditions specified in the offering memorandum.

The notes will be sold only in the United States to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Neither the notes nor the shares of the Company’s common stock into which they will be convertible have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be eligible for trading in accordance with Rule 144A under the Securities Act of 1933.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Gasco Energy

Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

4